Exhibit 5.1

                 [Letterhead of Parker, Poe, Adams & Bernstein]

                                                 September 20, 2000

Board of Directors
Sonic Automotive, Inc.
5401 East Independence Blvd.
Charlotte, North Carolina 28212

Dear Sirs:

         We are acting as counsel to Sonic Automotive, Inc., a Delaware corporation (the "Company"), in connection with the preparation, execution, filing and processing with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "September 2000 Registration Statement") relating to the issuance and sale of up to 600,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), reserved for issuance under the Company's Employee Stock Purchase Plan Amended and Restated as of June 5, 2000 (the "Plan"). Of the Shares, 300,000 were previously registered on a Registration Statement on Form S-8 (File No. 333-49113) filed April 1, 1998 (the April 1998 Registration Statement"). Pursuant to the September 2000 Registration Statement, these 300,000 shares are now being moved to the September 2000 Registration Statement and the number of shares covered by the April 1998 Registration Statement is being reduced by 300,000. Taking into account the moving of the 300,000 shares from the April 1998 Registration Statement to the September 2000 Registration Statement, the 600,000 shares covered by this opinion are in addition to the 1,200,000 shares of Common Stock previously registered on the Company's Registration Statements on Form S-8 (Registration Nos. 333-49113, 333-69907 and 333-81059). This opinion is furnished to you for filing with the Commission pursuant to Item 601(b)(5) of Regulation S-K promulgated under the Act.

         In our representation of the Company, we have examined the Registration Statement, the Plan, and the Company's Amended and Restated Certificate of Incorporation and Bylaws, each as amended to date, all pertinent actions of the Company's Board of Directors recorded in the Company's minute book, the form of certificate evidencing the Shares and such other documents as we have considered necessary for purposes of rendering the opinions expressed below.

         Based upon the foregoing, we are of the opinion that:

                  The Shares have been duly authorized for issuance and, subject to the Registration


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Board of Directors
Sonic Automotive, Inc.
September 20, 2000
Page 2

                  Statement becoming effective under the Act and to compliance with any applicable state securities laws and to the issuance of such Shares in accordance with the provisions of the Plan, the Shares will be, when so issued, legally issued, fully paid and non-assessable shares of Common Stock of the Company.

         The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the Act.

         We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

                                   Very truly yours,

                                   /s/ Parker, Poe, Adams & Bernstein